Exhibit 10.6

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”), effective as of December 31, 2008, by and between PSS World Medical, Inc., a Florida corporation (the “Company”), and Kevin P. English (“Executive”), amends that certain Employment Agreement, dated as of April 1, 2004, by and between the Company and Executive, as heretofore amended (the “Agreement”).

The Compensation Committee of the Board of Directors of the Company and Executive have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation.

In consideration of the mutual covenants contained herein, the Agreement is hereby amended as follows:

1.	Sections 7(c), (d) and (e) are hereby deleted and replaced with the following:

“(c) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean, without the written consent of Executive:

(i) any action by the Company that results in a material diminution in Executive’s position, authority, duties or responsibilities as in effect on the Effective Date, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) a material reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in salary of Peer Executives generally;

(iii) after the occurrence of a Change in Control, the Company’s requiring Executive to be based at any office or location other than in the greater Jacksonville, Florida metropolitan area; or

(iv) any failure by the Company to comply with and satisfy Section 14(b) of this Agreement.

Notwithstanding anything in this Agreement to the contrary, a termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 30 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. If such event has not been cured within such 30-day period, the termination of employment by Executive for Good Reason shall be effective as of the expiration of such 30-day period (the “Good Reason Termination Date”). If the event of Good Reason is cured within such 30-day period, the notice of termination for Good Reason shall have no effect. The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined herein effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg §1.409A-1(n)(2).

(d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by Executive for Good Reason, the Good Reason Termination Date as specified in Section 7(c), (ii) if Executive’s employment is terminated by the Company other than by reason of Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination or any later date specified in the Notice of Termination, and (iii) if Executive’s employment is terminated by reason of death, Retirement or Disability, the Date of Termination shall be the date of death or Retirement of Executive or the Disability Effective Date, as the case may be.”

2.	The lead-in clause to Section 8(a) is hereby deleted and replaced with the following:

“If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause, death or Disability, or Executive shall terminate employment for Good Reason, then in consideration of Executive’s services rendered prior to such termination and as reasonable compensation for his compliance with the Restrictive Covenants in Section 13 hereof, and, with respect to the payments and benefits described in clauses (i)(B) and (ii) below only, if within 30 days after the Date of Termination, Executive shall have executed a Release in substantially the form of Exhibit A hereto (the “Release”) and such release shall not have been revoked within such time period:”

3.	The following sentence is hereby added to the end of Section 8(e):

“Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination.”

4.	The last sentence of Section 10(a) is hereby deleted and replaced with the following sentence:

“The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Accounting Firm (as defined in Section 10(b) below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.”

5.	The following sentence is added after the second sentence in Section 10(b):

“Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to Executive within five days after the receipt of the Accounting Firm’s determination, but in no event later than December 31 of the year after the year in which Executive remits taxes to the applicable taxing authorities.”

6.	The following phrase is hereby added to the end of the last sentence of Section 10(b):

“but no later than December 31 of the year after the year in which the Underpayment is determined to exist.”

7.	The following sentence is hereby added to the end of Section 11:

“The amount reimbursable by the Company to Executive under this Section 11 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within 30 days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights pursuant to this Section 11 shall expire at the end of five years after the Date of Termination and shall not be subject to liquidation or exchange for another benefit.”

8.	Section 13(d)(iii)(c) is hereby deleted.

9.	A new Section 16 is hereby added, which reads as follows:

“16. Special Provisions Relating to Section 409A of the Code.

(a) Interpretation and Administration. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b) Coordination of Certain Defined Terms. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case, may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event”, “disability” or “separation from service,” as the case, may be, or such later date as may be required by subsection (c) below.

(c) Six-Month Payment Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), such payments or benefits shall be paid or distributed to Executive during the five-day period commencing on the earlier of: (i) the first day of the seventh month following Executive’s separation from service, or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 16(c) shall be paid to Executive (or Executive’s estate, in the event of Executive’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement shall be paid as otherwise provided in the Agreement. If any amounts or benefits payable hereunder could qualify for one or more separation pay exemptions described in Treas. Reg. §1.409A-1(b)(9), but such payments in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through its head of human resources or any other designated officer) shall determine which portions thereof will be subject to such exemptions.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in the applicable final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d) Reimbursements. To the extent that this Agreement provides for the reimbursement of expenses, including in Section 5(d) and Section 8(a)(iii), the reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made as soon as practicable after the documentation but no later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights to such reimbursement shall not be subject to liquidation or exchange for another benefit.”

10.	Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

(signatures on following page)

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be entered into as of December 30, 2008.

PSS WORLD MEDICAL, INC.

By:	/s/ David A. Smith
David A. Smith
Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Kevin P. English
Kevin P. English